Item 27. Exhibit (d) iii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Springfield, MA  01111-0001

DEATH BENEFIT RIDER WITH ANNUAL RATCHET FEATURE

This rider modifies the Contract to which it is attached.  The effective date of this rider is the Rider Effective Date shown on the Contract Schedule.  In case of a conflict with any provision in the Contract, the provisions of this rider will control.  The following hereby amends and supersedes the section of the Contract captioned “Proceeds Payable On Death - Death Benefit Amount During The Accumulation Period”:

PROCEEDS PAYABLE ON DEATH
DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD

If the Death Benefit is payable due to the death of the Contract Owner during the Accumulation Period, the amount of the Death Benefit will be the greatest of:

      1.   the Purchase Payments, reduced by an adjustment for each withdrawal.  The adjustment is equal to
            A divided by B, with the results multiplied by C, where:

A = the Contract Value withdrawn;
B = the Contract Value immediately prior to the withdrawal; and
C = the most recently adjusted Purchase Payments; or

2.	the Contract Value; or

3.	the value of the Annual Ratchet Feature.

The Death Benefit that is payable is determined as of the end of the Valuation Period during which the Company receives both due proof of death and an election of the payment method at its Annuity Service Center, adjusted for any applicable charges.

Partial annuitizations are considered withdrawals for the purposes of this rider.

Prior to attaining Age 80 the Annual Ratchet Feature is calculated on each Contract Anniversary, or when a Purchase Payment or a withdrawal is made as follows:

1.	On each Contract Anniversary, the Annual Ratchet Feature is equal to the greater of:

•	the Contract Value or
•	the most recently calculated Annual Ratchet Feature.

2.	For Purchase Payments, the Annual Ratchet Feature is equal to the most recently calculated Annual Ratchet Feature plus the Purchase Payment.

3.
For withdrawals, the Annual Ratchet Feature is equal to the most recently calculated Annual Ratchet Feature reduced by an adjustment for each withdrawal. The adjustment is equal to A divided by B with the result multiplied by C, where:

A = the Contract Value withdrawn;
B = the Contract Value immediately prior to the withdrawal; and
               C = the most recently calculated Annual Ratchet Feature.

After attaining Age 80 the Annual Ratchet Feature is the value of the Annual Ratchet Feature at attained Age 80 adjusted pursuant to the Annual Ratchet Feature calculation formula as described in “2” and “3” above.

If Joint Contract Owners are named, the Age of the oldest Joint Contract Owner will be used to determine the Death Benefit.  If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Christine C. Peaslee]	[/s/ Roger W. Crandall]
SECRETARY	PRESIDENT

DB-Ratchet.1	2	01-03